Exhibit 99.1

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ResMed to Acquire MatrixCare, Expands Out-of-Hospital SaaS Portfolio into Long-Term Care Settings

•	Expands ResMed’s out-of-hospital software portfolio into skilled nursing and senior living verticals

•	Enhances ResMed’s ability to improve patient transitions of care and provider efficiencies

•	Purchase price $750 million, accretive to non-GAAP gross margin and non-GAAP diluted earnings per share

SAN DIEGO – November 5, 2018 – ResMed (NYSE: RMD, ASX: RMD) today announced it has signed a definitive agreement to acquire privately held MatrixCare, a leader in U.S. long-term post-acute care software, serving more than 15,000 providers across skilled nursing, life plan communities, senior living and private duty.

These care settings are complementary to ResMed’s current software-as-a-service (SaaS) offerings in home medical equipment, home health and hospice, delivered through Brightree and HEALTHCAREfirst.

Named “Best in KLAS” for long-term post-acute care software in 2017 and 2018, Minnesota-based MatrixCare’s electronic health record (EHR) solution supports a wide range of long-term care settings, enabling providers to increase patient management efficiencies and deliver superior clinical care. Its wide range of offerings includes point of care, lead and referral management, claims processing, payroll and nutrition management, among others.

“The acquisition of MatrixCare is an excellent addition to the out-of-hospital software portfolio that we can offer our healthcare provider customers,” said ResMed CEO Mick Farrell. “ResMed is the world’s leading tech-driven medical device company and is well positioned to be the leading out-of-hospital software provider in the market. With our portfolio including Brightree, HEALTHCAREfirst, and MatrixCare, we will streamline transitions of care, creating better outcomes for patients, caregivers, and out-of-hospital healthcare providers.”

“By establishing a technology footprint across these major care settings, ResMed will drive an integrated ecosystem of solutions, such as maintaining single-patient records across multiple care settings, generating analytics and insights that can be applied to individuals and whole populations, and streamlining processes for healthcare providers across the care continuum,” said ResMed SaaS President Raj Sodhi.

“We’re thrilled to be part of a global healthcare leader that shares our mission, leveraging technology to improve the quality of life for seniors and those who care for them,” said MatrixCare CEO John Damgaard. “Out-of-hospital care today is incredibly fragmented, with those struggling to navigate across care settings, and providers often unable to assist. Like MatrixCare, ResMed’s software solutions smooth the path to faster, better care, and a smarter way for clinicians to do business. The entire MatrixCare team and I look forward to joining forces with them.”

Terms of the transaction

Under the agreement terms, ResMed will acquire MatrixCare for $750 million, which ResMed will fund primarily with its credit facility. In calendar year 2018, MatrixCare pro forma net revenue is estimated to be approximately $122 million, with a pro forma EBITDA of approximately $30 million.

The transaction is expected to be immediately accretive to non-GAAP gross margin and non-GAAP diluted earnings per share after close and beyond. The purchase price of $750 million represents a valuation multiple of 25 times the expected calendar year 2018 pro forma EBITDA of $30 million.

The transaction is expected to close by the end of the second quarter of ResMed’s fiscal year 2019, subject to customary closing conditions and any applicable regulatory approvals. Following completion of the transaction, ResMed intends to suspend its share repurchase program.

On completion of the transaction, MatrixCare will continue to operate as a standalone business within ResMed’s SaaS portfolio, with targeted commercial, technical and operating links to ResMed and Brightree. There will be no immediate changes to management, locations or business processes. MatrixCare CEO John Damgaard will continue in his current role, reporting to Raj Sodhi.

About ResMed

ResMed (NYSE: RMD, ASX: RMD), a world-leading connected health company with more than 6 million cloud-connected devices for daily remote patient monitoring, changes lives with every breath. Its award-winning devices and software solutions help treat and manage sleep apnea, chronic obstructive pulmonary disease and other respiratory conditions. Its 6,000-member team strives to improve patients’ quality of life, reduce the impact of chronic disease and save healthcare costs in more than 120 countries. ResMed.com

About MatrixCare

Current and multi-time winner of the prestigious Best in KLAS for Long-Term Care Software award, MatrixCare is the complete solution for growing organizations that need to successfully manage risk in care delivery across the long-term post-acute care (LTPAC) spectrum. Trusted by more than 13,000 facility-based care settings and more than 2,500 home care, home health and hospice organizations, MatrixCare’s solutions help Accountable Care Organizations, skilled nursing and senior living providers, life plan communities, and home health organizations to connect, collaborate and prosper as we migrate to a fee-for-value healthcare system. In addition to electronic health record components purpose-built for any LTPAC care-setting, MatrixCare also includes solutions to systematically increase clinical quality: Enterprise Analytics, robust Clinical Decision Support and the industry’s first Care Coordination platform to create a true, person-centric, e-longitudinal health record and enable LTPAC providers to efficiently manage the populations under their care. Visit www.matrixcare.com and www.carecommunity.com for more information.

Forward-looking statements

Statements contained in this news release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties that could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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